UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2024

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10765	23-2077891
(State or other jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, Pennsylvania 19406

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock	UHS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2024 Annual Incentive Bonus Performance Goals

On March 21, 2024, the Compensation Committee of the Board of Directors (the “Committee”) approved specific bonus formulae for the determination of annual incentive compensation for the Company’s executive officers, pursuant to the 2022 Executive Incentive Plan which was adopted by the Committee on March 23, 2022 (the “Plan”), for the year ending December 31, 2024. Under the formulae approved by the Committee, each of the Company’s executive officers was assigned a percentage of such executive officer’s 2024 base salary as a target bonus based upon corporate performance criteria. The corporate performance criteria target bonus award indicated below for Mr. Marc D. Miller is stipulated in his employment agreement dated December 23, 2020, as amended on March 23, 2022.

Mr. Alan B. Miller, who serves as our Executive Chairman of the Board, may be entitled to bonuses and other compensation (including annual incentive bonuses) as may be determined by the Board of Directors. A discretionary cash bonus of $1.04 million was approved by our Compensation Committee and will be paid to Mr. Alan B. Miller for the year ended December 31, 2023.

The following table shows each executive officer’s corporate performance criteria target bonus as a percentage of their base salary for 2024. With respect to Messrs. Marc D. Miller and Steve G. Filton, 100% of their annual incentive bonus for 2024 will be determined using the corporate performance criteria, as described below. With respect to Messrs. Sim and Peterson, their 2024 annual incentive bonus will be determined utilizing: (i) 25% of their annual salary based upon the achievement of the corporate performance criteria, and; (ii) 75% of their annual salary based upon the achievement of the divisional income targets, as described below.

Name	Title	Target Award
Marc D. Miller	Chief Executive Officer (“CEO”) and President	150%
Steve G. Filton	Executive Vice President and Chief Financial Officer (“CFO”)	100%
Edward H. Sim	Executive Vice President (“EVP”) and President-Acute Care Division	100%
Matthew J. Peterson	Executive Vice President and President-Behavioral Health Division	100%

Pursuant to the Plan and the formulae approved by the Committee, each executive officer will be entitled to receive between 0% and 200% of that executive officer’s target bonus based, either entirely (100% for Messrs. Marc Miller and Steve Filton) or in part (25% for Messrs. Sim and Peterson), on the Company’s achievement of a combination of: (i) a specified range of target levels of adjusted net income per diluted share attributable to UHS (as set forth in our Proxy Statement), and; (ii) a specified range of target levels of return on capital (adjusted net income attributable to UHS divided by quarterly average net capital) for the year ending December 31, 2024. The adjusted net income per diluted share attributable to UHS excludes the impact of future items, if applicable and material, that are nonrecurring or non-operational in nature, including, among other things, items such as pre-tax unrealized gains/losses resulting from changes in the market value of shares of certain equity securities.

Pursuant to the formulae approved by the Committee, Messrs. Sim and Peterson will be entitled to receive between 0% and 200% of their target bonus that is based on the divisional results (75%). The divisional income targets consist of the projected aggregate pre-tax income for our acute care and behavioral health services segments, net of certain deductions which consist primarily of a charge for the estimated cost of capital. The divisional income targets may be adjusted to include or exclude the impact of items, if applicable and material, that are, among other things, nonrecurring or non-operational in nature.

2024 Long-Term Incentive Stock-Based Compensation Awards - Restricted Stock Units (“RSUs”)

As reflected on the table below, on March 21, 2024, the Committee awarded time-based RSUs and performance-based RSUs to each of our executive officers pursuant to the 2020 Omnibus Stock and Incentive Plan. The time-based RSUs, which had a grant date market value based upon the closing price of our Class B Common Stock on March 21, 2024, of $180.77 per share, are scheduled to vest in four equal installments on the first, second, third and fourth anniversaries of the grant date. The performance-based RSUs, which were awarded pursuant the formulae approved by the Committee, entitle each executive officer to receive between 0% and 150% of that executive officer’s target number of performance-based RSUs based upon achievement of a pre-established specified range of target levels based on the three-year growth in our earnings before interest, taxes, depreciation & amortization and the impacts of other income/expense and net income attributable to noncontrolling interests.

		Time	Performance
		Based Restricted	Based Restricted
Name	Title	Stock Units	Stock Units
Marc D. Miller	CEO and President	22,755	28,446
Alan B. Miller	Executive Chairman	11,966	14,959
Steve G. Filton	EVP and CFO	5,792	7,240
Edward G. Sim	EVP and President-Acute Care Division	5,415	6,769
Matthew J. Peterson	EVP and President-Behavioral Health Division	4,758	5,948

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Health Services, Inc.

By:	/s/ Steve Filton
Name: Steve Filton
Title: Executive Vice President and Chief Financial Officer

Date: March 25, 2024